UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014

PULASKI FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Missouri	0- 24571	43-1816913
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12300 Olive Boulevard, St. Louis, Missouri 63141
(Address of principal executive offices) (Zip Code)

(314) 878-2210
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities.

On June 23, 2014, Pulaski Financial Corp. (the “Company”), the holding company for Pulaski Bank, entered into subscription agreements with various purchasers under which it would issue 537,348 shares of its common stock, par value $0.01 (the “Common Stock”), to insiders of the Company at a price of $11.07 per share and 67,194 shares of Common Stock to non-insiders of the Company at a price of $10.49 per share.  The shares were issued on June 25, 2014 in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D of the rules and regulations promulgated thereunder.  The Company received an aggregate of $6.7 million in cash for the shares that were issued. There were no underwriting discounts or commissions.

Also, on June 23, 2014, the Company entered into share exchange agreements with certain holders of the Company’s Fixed Rate Perpetual Preferred Stock, Series A, $1,000 per share liquidation preference (the “Preferred Stock”) under which such holders would exchange their shares of Preferred Stock for shares of Common Stock.  The Company issued 68,818 shares of Common Stock in exchange for $735,000 in liquidation value of Preferred Stock.  The share exchange was based on a price per share of $11.07 per share for insiders of the Company and a price per share of $10.49 for non-insiders of the Company.  The shares were issued on June 25, 2014 in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D of the rules and regulations promulgated thereunder.

A copy of the press release announcing the completion of the private placement offering and the share exchange is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired:  Not applicable

(b)           Pro Forma Financial Information:  Not applicable

(c)           Shell Company Transactions:  Not applicable

(d)           Exhibits

Number 99.1	Description Press Release dated June 26, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 26, 2014	By:	/s/ Paul J. Milano
Paul J. Milano
Chief Financial Officer